Exhibit 99.1

	CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299
FOR IMMEDIATE RELEASE
Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION POSTS 2004 SALES INCREASE OF 9%,
EARNINGS PER SHARE INCREASE ESTIMATED TO BE 16% FOR THE YEAR

DALLAS, TX — January 6, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its fourth quarter ended December 31, 2004 were up 3.6% to $332.4 million from $321.0 million in the fourth quarter of 2003. For the fiscal year ended December 31, 2004, sales increased 9.1% to $897.8 million compared to $822.6 million in 2003. Comparable store sales were down 6.6% for the fourth quarter of 2004 and were down 1.7% for the fiscal year 2004.

“Traffic and sales accelerated during the last 10 days of the fourth quarter, which allowed us to finish 2004 stronger than we anticipated,” stated Kathleen Mason, President and Chief Executive Officer. “I am pleased with the sell through of seasonal inventory at year end and our non-seasonal merchandise is well positioned for the first quarter.”

Based on the fourth quarter sales results, the Company currently expects earnings in the fourth quarter of 2004 to be approximately $0.87 to $0.88 per diluted share. Earnings per diluted share were $0.83 for the fourth quarter of 2003, which included a $0.06 charge for the early extinguishment of debt.

For fiscal year 2004, the Company currently expects earnings to be up approximately 16% to $1.49 - $1.50 per diluted share. Earnings per diluted share were $1.29 for fiscal

2003, which included the $0.06 charge for the early extinguishment of debt taken in the fourth quarter.

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter. Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening. Previously stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening because stores were opened only at the beginning of quarters. Using this refined methodology, the comparable sales gain for the fourth quarter of 2003 would have been 3.7% compared to the 3.2% previously reported, and 3.4% for the 2003 fiscal year period compared to the 2.9% previously reported.

Tuesday Morning management will review fourth quarter and fiscal year 2004 financial results in a teleconference call on February 22, 2005 at 10:00 a.m. Eastern Time. The Company will release fourth quarter and annual results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 662 stores in 43 states during periodic sale events. Tuesday Morning is nationally known for bringing its more than 7 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “ intends,” “plans,” “believes,” “estimates,”  variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

###